EXHIBIT 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 05/11/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-1.30%	0.44%	-2.12%
Class B Units	-1.31%	0.42%	-2.43%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED MAY 11, 2007

The Grant Park Futures Fund sustained trading losses during the past week. Positions in the metals, interest rates and stock indices accounted for the majority of setbacks; gains came primarily from the soft/agricultural commodities sector.

Long positions in the copper market experienced losses as prices for base metals fell during the week. Analysts suggested that a stronger U.S. dollar combined with reports of higher inventories resulted in lower prices for copper in London and New York. Losses also came from long positions in nickel and zinc while longs in the aluminum market also lost ground. The strength in the dollar was also cited for the weakness in precious metals, where long positions sustained losses after gold closed $17.40 lower for the week.

Positions in the interest rate sector lost ground during the week. Short positions in the foreign markets sustained the bulk of losses as prices for U.K. fixed income instruments rallied after the Bank of England raised short-term interest rates to 5.50%, their highest level in six years. Analysts suggested that some investors were expecting the central bank to raise rates by as much as a half-point and that news of the quarter-point hike resulted in buying along every part of the yield curve. Long positions in the domestic market reported losses as prices for U.S. Treasuries were lower after the U.S. Federal Reserve left interest rates unchanged but also signaled that it was still concerned with inflation.

Global equity markets were lower during the week, resulting in losses for long positions. Analysts suggested that much of the weakness was the result of profit-taking as investors moved to lock in some of the gains that share markets have made since early March. A weaker-than-expected reading on April U.S. retail sales also forced prices lower.

Lastly, long positions in the soft/agricultural commodities markets were profitable. Long positions in the soybean complex resulted in the largest gains as investors continued to expect U.S. and Canadian farmers to dedicate more acreage to corn because of the perceived high demand for ethanol-based fuel. Worries over colder weather across Midwestern growing regions also pushed prices higher.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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